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Ford Retail Sales Momentum Continues with Best November Since 2004

•	Ford Motor Company U.S. sales increase 7 percent overall in November; retail sales up 9 percent for best November since 2004

•	Passenger cars led by Fusion sales increase of 51 percent and Fiesta sales increase of 26 percent, both setting records for November

•	F-Series tops 60,000 sales for the seventh straight month

•	All-new Lincoln MKZ sales increase 114 percent, Lincoln up 17 percent

•	Ford announces 2014 first quarter North American production plan of 770,000 vehicles

DEARBORN, Mich., Dec. 3, 2013 - Ford Motor Company’s November U.S. sales of 190,449 vehicles are up 7 percent overall compared with last year. Retail sales are up 9 percent, for the best November performance since 2004.

The November retail sales performance of 147,021 vehicles reflects broad-based gains, with passenger cars up 6 percent, utilities up 3 percent and trucks up 17 percent. Ford passenger cars achieved the best November retail sales result since 2002, with Ford Fusion and Ford Fiesta both posting records.

“We continued to see sales increases across our full family of vehicles - particularly with our passenger cars and utilities in conquest coastal markets - helping us post our best November retail sales performance since 2004,” said John Felice, Ford vice president, U.S. marketing, sales and service. “Fusion and Fiesta were particular standouts, setting November records, and Ford trucks maintained their strong selling pace.”

Fusion sales of 22,839 vehicles for the month are up 51 percent year over year, for the car’s best-ever November sales performance. Fusion sales continue to expand fastest in the western U.S., where retail sales are up 79 percent - including a 101 percent increase in California. Fiesta also had its best-ever November sales performance with 4,642 vehicles sold.

Ford F-Series continued its pace of selling more than 60,000 trucks for the seventh straight month, strengthening its position as America’s best-selling pickup and best-selling vehicle for another consecutive year. Sales of 65,501 F-Series trucks in November represents an increase of 16 percent compared with a year ago.

Lincoln MKZ sales of 2,854 cars represent a 114 percent increase compared with the same period a year ago, leading the Lincoln brand to an overall increase of 17 percent. November MKZ retail sales in California more than tripled for the period.

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Ford also announces it will build 770,000 vehicles in the first quarter of 2014 in North America. This compares with 784,000 vehicles in the first quarter of 2013. Projected production of 770,000 vehicles for fourth-quarter 2013 is unchanged.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 180,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.